Exhibit 99.1

EBITDA consists of net income (loss) attributable to shareholders before interest, taxes, depreciation and amortization. Adjusted EBITDA consists of EBITDA and (i) eliminates non-operating income or expense, (ii) eliminates the impact of certain non-cash, nonrecurring or other items that are included in net income and EBITDA that we do not consider indicative of our ongoing operating performance, (iii) eliminates certain unusual or non-recurring items impacting results in a particular period, and (iv) gives pro forma affect to operational charges impacting our results going forward, in each case if we believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis.

EBITDA and Adjusted EBITDA are not calculated or presented in accordance with U.S. GAAP and other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. As a result, these financial measures have limitations as analytical and comparative tools and you should not consider these items in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. In calculating these financial measures, we make certain adjustments that are based on assumptions and estimates that may prove to have been inaccurate. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table reconciles net income (loss) attributable to shareholders to EBITDA and Adjusted EBITDA for the periods presented:

	Historical					Twelve months ended September 30, 2011
	Year ended December 31,			Nine months ended September 30,
(Dollars in thousands)	2008	2009	2010	2010	2011
Net income (loss) attributable to shareholders	$187,519	$159,295	$124,041	$76,184	$119,556	$167,413
Interest (income) expense, net	(16,123)	(4,511)	(2,949)	(1,650)	(4,256)	(5,555)
Income taxes	91,469	62,892	60,840	41,303	54,039	73,576
Depreciation and amortization	59,150	63,855	65,138	49,877	50,504	65,765

EBITDA	$322,015	$281,531	$247,070	$165,714	$219,843	$301,199
Loss (income) from discontinued or divested operations(a)	(9,429)	869	15,453	15,453	—	—
Non-cash items(b)	23,491	19,857	19,801	21,921	226	(1,894)
(Gain) loss on investments(c)	17,741	2,076	1,339	(2,541)	18,808	22,688
BioAnalytical contract expansion(d)	—	—	—	—	4,920	7,381
Start-up and exit expenses(e)	—	400	4,820	1,590	2,163	5,392
Contract accrual and reserve reversal adjustments(f)	6,485	(2,317)	(2,580)	905	(788)	(4,272)
Other non-operating gains and losses(g)	(1,884)	2,025	(630)	(643)	(1,492)	(1,479)
Transaction-related expenses(h)	—	—	—	—	2,279	2,279

Adjusted EBITDA	$358,419	$304,441	$285,273	$202,398	$245,959	$331,294

(a)	Reflects adjustments to eliminate the loss or income (i) from discontinued operations, net of provision for income taxes and (ii) from our divested Discovery Services business.
(b)

Reflects adjustments for non-cash items, including (i) gains and losses from equity method investments, including losses of $1.3 million, $0.7 million and $8.4 million in the years ended December 31, 2009 and 2010, and the nine months ended September 30, 2010, respectively, and gains of $15.1 million and $22.8 million in the nine months ended September 30, 2011 and the LTM period, respectively; and (ii) equity-based incentive compensation expense of $23.5 million, $18.6 million, $19.1 million, $13.6 million, $15.3 million, and $20.9 million during the years ended December 31, 2008, 2009 and 2010, nine months ended September 30, 2010 and 2011, and LTM period, respectively.
(c)	Reflects gains and losses on the sale of investments or changes in the impairment of our investments.
(d)	Reflects additional EBITDA expected to be generated under an expanded contract with a strategic partner. We began recognizing revenues under the contract during the third quarter of 2011 and expect that it will generate approximately $9.8 million in EBITDA annually through the contract’s expiration in December 2013. We expect that prior to its expiration, we will enter into negotiations with our strategic partner to extend the contract, however, we cannot assure you that we will be able to agree to an extension that generates comparable EBITDA or at all.
(e)	Reflects adjustments to eliminate (i) loss generating start-up expenses associated with a cGMP lab; and (ii) non-recurring facility exit and write off costs.
(f)	During the second quarter of 2009, we recorded a gain of $4.9 million associated with a research and development tax credit that related to work completed during 2008. This adjustment reflects the reallocation of the gain from 2009 to 2008. During the fourth quarter of 2010, in connection with the resolution of a contract contingency we recognized $4.0 million of gain not previously recognized in periods during which services under the contract were performed. The adjustment reflects the reallocation of that gain ratably over the period during which the contract was performed. During the third quarter of 2011, we released a portion of our reserve for uncollectible balances established in prior periods resulting in a $1.2 million gain during that quarter. This adjustment reflects the reallocation of that gain ratably over the periods during which the reserve was in effect.
(g)	Reflects adjustments for other non-operating gains and losses in other income and expense.
(h)	Reflects adjustments to eliminate expenses incurred in connection with our sale process.